EXHIBIT 99
FIRST AMENDMENT TO RIGHTS AGREEMENT
This Amendment (the “Amendment”) to the Rights Agreement dated October 14, 2003 (the “Agreement”), is entered into as of the 11th day of September 2006, among Diamond Management & Technology Consultants, Inc., a Delaware corporation (the “Company”), and Mellon Investor Services LLC as Rights Agent under the Agreement (“Rights Agent”). Terms capitalized herein but not otherwise defined shall have the same meanings ascribed to them in the Agreement.
WITNESSETH:
WHEREAS, the parties agree that it is in the best interest of the Company and its shareholders to amend the Agreement to revise the Final Expiration Date in Section 7(a) thereof from October 15, 2013 to October 1, 2006 with the effect that the Agreement will terminate by its terms effective October 1, 2006 and all outstanding Rights under the Agreement shall become null and void.
NOW, THEREFORE, for and in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
1.	Section 7(a) is hereby deleted and amended in its entirety as follows:
“The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein), in whole or in part, at any time after the Distribution Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price for each one one-thousandth of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) the Close of Business on October 1, 2006 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof.
2.	All other terms and provisions of the Agreement shall remain in full force and effect.

3.	This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.
DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC.

By:	/s/ William R McClayton
Title:	Chief Administrative Officer

RIGHTS AGENT

By:	/s/ Georg Drake
Title:	Assistant Vice President